Exhibit 99.1

LANTRONIX REPORTS RESULTS FOR THE THIRD FISCAL QUARTER OF 2008
WITH DEVICE NETWORKING REVENUES UP 18%

IRVINE, Calif., May 8, 2008 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced financial results for the third fiscal quarter ended March 31, 2008.

Highlights for the Third Fiscal Quarter of 2008

•	Appointed Jerry Chase President and Chief Executive Officer. Mr. Chase was also appointed to the Company’s Board of Directors;

•	Device networking net revenues were $13.7 million for the third fiscal quarter of 2008, an increase of 18%, compared to $11.6 million for the third fiscal quarter of 2007;

•	Total net revenues were $14.5 million for the third fiscal quarter of 2008, an increase of 10%, compared to $13.3 million for the third fiscal quarter of 2007;

•
Announced ManageLinx, a powerful software applications-based remote network access and management solution that ties our network enablement and remote IT management technology solutions into one, complete platform offering;

•	Launched new premier partner program that awards partners for their commitment to Lantronix and helps to create strong business relationships.

“We are pleased to report strong results in what has historically been a seasonally soft quarter, driven in large part by an 18% increase in device networking revenues,” stated Jerry Chase, President and CEO of Lantronix. “Demand is being driven globally by customers seeking to differentiate their products, deploy new applications and generate new revenue streams.”

“Going forward, we will protect, defend and grow the technological leadership of our DeviceLinx product line, which includes our embedded and external enablement products and represents a majority of our device networking revenues,” continued Chase. “In my short time at Lantronix it has also become clear from listening to our customers that we have a market opportunity to bring more of our inherent software and remote networking capabilities to the forefront of our integrated product offering. In doing so, we can achieve greater customer adoption and ultimately, higher margin sales. ManageLinx, currently in beta trial at a number of customers, is an important step in this direction.”

Financial Results for the Third Fiscal Quarter of 2008

Net revenues were $14.5 million for the third fiscal quarter of 2008, an increase of 10%, compared to $13.3 million for the third fiscal quarter of 2007. Net loss was $464,000, or $0.01 per share, for the third fiscal quarter of 2008 compared to a net loss of $1.1 million, or $0.02 per share, for the third fiscal quarter of 2007.

Net revenue for the Americas region was $8.3 million for the third fiscal quarter of 2008, an increase of 1%, compared to $8.2 million for the third fiscal quarter of 2007.  Net revenue for the Europe, Middle East and Africa (“EMEA”) region was $4.2 million for the third fiscal quarter of 2008, an increase of 21%, compared to $3.5 million for the third fiscal quarter of 2007.  Net revenue for the Asia Pacific region was $2.0 million for the third fiscal quarter of 2008, an increase of 34%, compared to $1.5 million for the third fiscal quarter of 2007.  As a percentage of net revenues, the Americas, EMEA and Asia Pacific regions were 57%, 29% and 14%, respectively, for the third fiscal quarter of 2008 compared to 62%, 26% and 12%, respectively, for the third fiscal quarter of 2007.

Gross profit margin was 50.4% for the third fiscal quarter of 2008, compared to 51.8% for the third fiscal quarter of 2007. The decrease in gross profit margin percent was primarily attributable to product mix as a result of an increase in embedded device enablement products as a percentage of total net revenues.

Total operating expenses were $7.7 million for the third fiscal quarter of 2008, a decrease of 3%, compared to $7.9 million for the third fiscal quarter of 2007.

Selling, general and administrative expense was $6.0 million for the third fiscal quarter of 2008 compared to $6.0 million for the third fiscal quarter of 2007.

Research and development expense was $1.7 million for the third fiscal quarter of 2008, a decrease of 10%, compared to $1.9 million for the third fiscal quarter of 2007.

Balance Sheet Highlights

Cash, cash equivalents and marketable securities were $7.3 million as of March 31, 2008 compared to $7.2 million as of December 31, 2007. Working capital was $6.9 million as of March 31, 2008 compared to $5.9 million as of December 31, 2007.

Financial Outlook for the Fourth Fiscal Quarter of 2008

Commenting on projections for the fourth fiscal quarter of 2008, Lantronix expects device networking net revenues to increase by 15% to 20% year-over-year. Additionally, the Company expects total net revenues to increase by 4% to 9% or between $15.3 million and $16.0 million from $14.7 million reported for the fourth fiscal quarter of 2007. Gross margins are expected to be in the range of 50% to 52%.  Lantronix expects fully diluted earnings (loss) per share of $0.00 to $(0.01).  Lantronix expects cash to remain flat to down $500,000 as of June 30, 2008.

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern time. President and Chief Executive Officer Jerry Chase and Chief Financial Officer Reagan Sakai will be on the call to discuss the third fiscal quarter results and answer questions.

Interested parties may participate in the conference call by dialing 866-202-4367 (International dial-in 617-213-8845) and entering passcode 66094268. The live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.

A telephonic replay of the conference call will be available through June 8, 2008 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 97372130. The webcast will be archived on the Company's web site for twelve months.

About Lantronix

Lantronix, Inc. (Nasdaq: LTRX) is a global leader of secure communication technologies that simplify remote access, management, and control of virtually any electronic device. Our innovative solutions enable businesses to make better decisions based on real-time information and help gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix product families include: DeviceLinx™ - remote connectivity and control solutions for electronic equipment via the Internet;  ManageLinx™ - powerful application services platform providing secure remote access to firewall-protected equipment; and SecureLinx™ - secure, remote management for IT equipment over the Internet. With more than 20 years of networking experience, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company’s headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com <http://www.lantronix.com/>

This news release contains forward-looking statements, including statements concerning the depiction of our net revenues to provide a better comparison among present, historical and future periods, the success of our growth plans, including our plans for our DeviceLinx product line, and expectations about fourth quarter net revenues, gross margins, total operating expenses, net income and cash. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 and our Annual Report on Form 10-K for the year ended June 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:

Lantronix, Inc.
Reagan Y. Sakai, Chief Financial Officer
(949) 453-3990

The Piacente Group
Sanjay M. Hurry (Investor Relations Counsel, Lantronix)
(212) 481-2050
sanjay@tpg-ir.com

– Tables to Follow –

Lantronix, Inc.

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Net revenues (1)	$14,541	$13,253	$42,872	$40,596
Cost of revenues (2)	7,207	6,387	21,234	19,723
Gross profit	7,334	6,866	21,638	20,873
Operating expenses:
Selling, general and administrative	5,982	6,001	17,592	17,556
Research and development	1,707	1,898	5,233	5,498
Amortization of purchased intangible assets	18	18	54	54
Litigation settlement costs	-	-	-	90
Total operating expenses	7,707	7,917	22,879	23,198
Loss from operations	(373)	(1,051)	(1,241)	(2,325)
Interest expense, net	(39)	(11)	(119)	(4)
Other (expense) income, net	(16)	6	115	733
Loss before income taxes	(428)	(1,056)	(1,245)	(1,596)
Provision (benefit) for income taxes	36	14	(111)	38
Net loss	$(464)	$(1,070)	$(1,134)	$(1,634)

Net loss per share (basic and diluted)	$(0.01)	$(0.02)	$(0.02)	$(0.03)

Weighted-average shares (basic and diluted)	60,192	59,709	60,074	59,511

(1) Includes net revenues from related party	$196	$209	$698	$790

(2) Includes amortization of purchased intangible assets	$9	$5	$22	$11

Lantronix, Inc.

CONSOLIDATED UNAUDITED  BALANCE SHEETS

	March 31,	June 30,
	2008	2007
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$7,297	$7,582
Marketable securities	-	97
Accounts receivable, net	2,833	3,411
Inventories, net	8,079	10,981
Contract manufacturers' receivable	1,321	1,270
Prepaid expenses and other current assets	744	578
Total current assets	20,274	23,919

Property and equipment, net	2,106	1,911
Goodwill	9,488	9,488
Purchased intangible assets, net	409	485
Officer loans	94	129
Other assets	43	26
Total assets	$32,414	$35,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,483	$11,017
Accrued payroll and related expenses	1,934	1,993
Warranty reserve	342	446
Accrued settlements	-	1,068
Other current liabilities	3,620	3,808
Total current liabilities	13,379	18,332
Long-term liabilities	214	256
Long-term capital lease obligations	552	142

Commitments and contingencies

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	187,264	184,953
Accumulated deficit	(169,533)	(168,173)
Accumulated other comprehensive income	532	442
Total stockholders' equity	18,269	17,228
Total liabilities and stockholders' equity	$32,414	$35,958

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